Exhibit 99.1

Identity & Access Management (IAM) Solutions Provider BIO-key Reports Increased Revenue and

Reduced Net Loss on Growth in Cloud ID-as-a-Service (IDaaS);

Investor Call Tomorrow at 10am ET

WALL, NJ – August 16, 2021 - BIO-key International, Inc. (Nasdaq: BKYI), an innovative provider of biometric and multi-factor identity and access management (IAM) solutions for strong, convenient user authentication and large-scale identity applications, today reported results for its second quarter and six months ended June 30, 2021 (Q2’21). BIO-key will host a conference call tomorrow at 10:00 a.m. ET (details below) to review its results and outlook.

Highlights:

Q2 Customer Wins

●	California Community College System Expanded to 55+ Customers with Addition of Mendocino College
●	Migration to PortalGuard® Identity-as-a-Service (IDaaS) Platform Accelerates as Higher-Education and Enterprise Customers Choose Cloud-Based Identity Management

Q2 Channel Alliance Partner Program Expansion

●	Added Kenya-Based Cyber Security Provider Kristel Communication to Expand Reach in High-Growth East African Markets
●	UVS Infotech Partnership Opens Maryland, Virginia Higher-Ed Markets + Potential Government Projects

Product Innovation

●	Introduced New MobileAuthTM app with PalmPositiveTM
●	Won Lucintel 2021 Technology Innovation Award in Biometric Market Category.
●	Introduced SSO ConciergeTM to BIO-key’s PortalGuard IAM Platform, Eliminating Passwords for Thick Client Applications;
●	PortalGuard IDaaS Won RemoteTech’s “Identity Management Solution of the Year”.
●	Secured U.S. Patent for Enabling Next-generation Continuous Biometric User Authentication, Increasing BIO-key’s IP portfolio to 18 patents.
●	Introduced New Fingerprint Scanner Hardware to Support Secure and Convenient Biometric Authentication

BIO-key CEO Michael DePasquale commented, “Our pace of growth in the first half of 2021 reflects the progress we made in strengthening our team, our product offerings and our financial position since 2020. We have seen increased demand for our PortalGuard IDaaS cloud offering along with progress building out our Channel Alliance Partner (CAP) program which added more than 40 new partners in the first half of 2021, bringing us to over 100. The program extends our global reach to new customers in new and existing verticals and geographies in a cost-effective manner.

“We are seeing growing demand for our PortalGuard cloud-hosted IDaaS solution launched in Q4’20, with particular strength in higher education and key enterprise verticals. PortalGuard IDaaS is an ideal solution to address the significant IT security challenges posed by working and studying from home or outside an enterprise firewall. BIO-key fills this need with our attractively priced, asset-light cloud solutions that support most multifactor authentication options along with our industry leading biometric capabilities. Approximately 10% of our 200 active PortalGuard customers have migrated to our cloud solution, and we expect continued customer migrations over the balance of 2021 and next year. Importantly, this trend will build our base of recurring software subscription revenue and related revenue visibility.

“We also continue to invest in innovation and new product development. Earlier this year, we launched our new IOS and Android mobile app, BIO-key MobileAuth with PalmPositive, a touchless palm-scanning technology. MobileAuth is the latest addition to over sixteen authentication factors available for BIO-key’s PortalGuard® Identity-as-a-Service (IDaaS) platform, and we plan to add other biometric modalities, such as facial authentication and voice recognition, to expand MobileAuth capabilities. MobileAuth won the 2021 Technology Innovation Award for Biometrics, from Lucintel, a premier market research and management consulting firm.

“PortalGuard’s Identity-as-a-Service (IDaaS) platform, itself, won the “Identity Management Solution of the Year” Breakthrough Award issued by RemoteTech, a leading independent market intelligence organization focused on standout technology companies, products, and services empowering remote work and distributed teams around the globe. In Q2, we introduced our SSO Concierge product which eliminates passwords for thick client applications, or applications that run from the client side, making security dependent on the local server. We were also recently awarded our 18th patent, for continuous biometric authentication, which uses continuous biometric readings, to provide a persistent, dynamic authentication solution, similar to behavioral recognition, but with more precision.

“With respect to our large-scale ID projects in Africa, following the initial hardware shipments in Q1, like much of the world we have experienced recent delays due to the impact of the COVID-19 pandemic. We anticipate a reacceleration of activity in the second half of 2021 as business conditions normalize. We continue to work toward developing additional opportunities across the Region, both through our BIO-key subsidiary in Africa and our CAP program.

Outlook

“With top line revenues growing 223% in Q2’21 and 247% in the first six months of 2021, we remain on track to achieve our full year revenue guidance of $8M to $12M, as the midpoint of this range would represent growth of approximately 250% over FY 2020. Within this guidance range, we believe BIO-key can potentially achieve profitability, however these revenue and profitability goals are dependent on the timing of significant customer order activity, as well as the mix of hardware and software revenues. Given our strong balance sheet, growing portfolio of solutions, and increasing demand for our IDaaS Cloud solutions, we are very optimistic about our prospects for the balance of 2021 and next year.”

Financial Results

Q2’21 revenue increased $685k, or 223%, to $992k from $307k in Q2’20. The increase is attributable to a $639k increase in license fee revenue to $662k in Q2’21 from $24k in Q2’20. License revenue includes revenue from the PortalGuard acquisition that closed on June 30, 2020 and was not included in Q2’20 results, which were also negatively impacted by COVID-19 disruptions. For the first six months of 2021, revenue increased 247% to $2.9M from $830k in the first six months of 2020.

Q2’21 gross profit increased to $753k from $159k in Q2’20 reflecting revenue growth, particularly from high margin license revenue. Gross margin increased to 76% in Q2’21 as compared to 52% in Q2’20, with license fees comprising a much larger proportion of revenue in the current year period. For the first six months of 2021, gross profit grew 237% to $1.9M from $557k, due primarily to revenue growth.

Operating expenses increased 22% to $1.9M in Q2’21 from $1.5M in Q2’20, a pace that was significantly less than the increase in revenue growth. The increase in operating expenses was attributable primarily to higher R&D and engineering costs, as well as higher SG&A costs, reflecting continued investments in new product development and the inclusion of the PortalGuard operations in BIO-key’s financial results. For the same reasons, operating expenses rose 18% to $3.8M in the first six months of 2021 from $3.2M in the first six months of 2020.

Due to revenue growth and gross margin expansion, BIO-key reported a reduced net loss available to common stockholders of $1.2M, or ($0.15) per share, in Q2’21, compared to a net loss of $1.6M, or ($0.60) per share, in Q2’20. Weighted average basic shares outstanding were approximately 7.8M in Q2’21, as compared to 2.6M in Q2’20, reflecting the Company’s successful fund raising in July 2020. In the first six months of 2021, BIO-key’s net loss to stockholders improved 60% to $2.0M from $5.1M during the first six months of 2021. Weighted average basic shares outstanding were approximately 7.8M in the first six months of 2021, compared to 2.3M in the first six months of 2020.

Financial Strength

BIO-key ended Q2’21 with current assets of $17.3M, including $11.5M of cash and cash equivalents, and no debt outstanding. This compares to current assets of $2.3M and $2.7M of notes payable outstanding at the end of Q2’20.

Conference Call Details

Date / Time:	Tomorrow, Tuesday, August 17th at 10 a.m. ET
Call Dial In #:	1-877-418-5460 U.S. or 1-412-717-9594 International
Live Webcast / Replay:	Investor Webcast & Replay – Available for 3 months.
Audio Replay:	1-877-344-7529 U.S. or 1-412-317-0088 Int’l; code 10159496

About BIO-key International, Inc. (www.bio-key.com)

BIO-key has over two decades of expertise in providing authentication technology for thousands of organizations and millions of users and is revolutionizing authentication with biometric-centric, multi-factor identity and access management (IAM) solutions. Its PortalGuard IAM solution provides convenient and secure access to devices, information, applications, and high-value transactions. BIO-key's patented software and hardware solutions, with industry-leading biometric capabilities, enable large-scale on-premise and Identity-as-a-Service (IDaaS) solutions as well as customized enterprise and cloud solutions.

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to raise additional capital; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition in the biometric technology industry; market acceptance of biometric products generally and our products under development; our ability to execute and deliver on contracts in Africa; our ability to expand into Asia, Africa and other foreign markets; our ability to integrate the operations and personnel of PistolStar into our business; the duration and severity of the current coronavirus COVID-19 pandemic and its effect on our business operations, sales cycles, personnel, and the geographic markets in which we operate; delays in the development of products and statements of assumption underlying any of the foregoing as well as other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2020 and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise.

Engage with BIO-key

Facebook – Corporate: https://www.facebook.com/BIOkeyInternational/

LinkedIn – Corporate: https://www.linkedin.com/company/bio-key-international

Twitter – Corporate: @BIOkeyIntl

Twitter – Investors: @BIO_keyIR

StockTwits: BIO_keyIR

Media Contact	Investor Contact
Erin Knapp	William Jones, David Collins
Matter Communications	Catalyst IR
BIO-key@matternow.com	BKYI@catalyst-ir.com
914-260-3158	212-924-9800

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Cash and cash equivalents	$11,479,691	$16,993,096
Accounts receivable, net	1,347,677	548,049
Due from factor	49,500	60,453
Note receivable	-	295,000
Inventory	2,290,628	330,947
Prepaid expenses and other	1,612,099	201,507
Investment – debt security	512,821	512,821
Total current assets	17,292,416	18,941,873
Resalable software license rights	53,873	58,882
Equipment and leasehold improvements, net	60,259	81,793
Capitalized contract costs, net	192,509	165,315
Deposits and other assets	8,712	8,712
Note receivable	295,000	-
Operating lease right-of-use assets	372,303	487,325
Intangible assets, net	1,406,112	1,514,146
Goodwill	1,262,526	1,262,526
Total non-current assets	3,651,294	3,578,699
TOTAL ASSETS	$20,943,710	$22,520,572

LIABILITIES
Accounts payable	$864,847	$244,158
Accrued liabilities	575,214	508,487
Note payable – PistolStar acquisition, net of debt discount	-	232,000
Deferred revenue, current portion	549,792	657,349
Operating lease liabilities, current portion	221,399	234,309
Total current liabilities	2,211,252	1,876,303
Deferred revenue, net of current portion	71,037	44,987
Operating lease liabilities, net of current portion	162,373	264,163
Total non-current liabilities	233,410	309,150
TOTAL LIABILITIES	2,444,662	2,185,453

Commitments and Contingencies

STOCKHOLDERS’ EQUITY

Common stock — authorized, 170,000,000 shares; issued and outstanding; 7,819,661 and 7,814,572 of $.0001 par value at June 30, 2021 and December 31, 2020, respectively	782	782
Additional paid-in capital	120,021,069	119,844,026
Accumulated deficit	(101,522,803)	(99,509,689)
TOTAL STOCKHOLDERS’ EQUITY	18,499,048	20,335,119
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,943,710	$22,520,572

All BIO-key securities issued and outstanding for all periods reflect BIO-key’s 1-for-8 reverse stock split, which was effective November 20, 2020.

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Revenues
Services	$286,641	$229,503	$666,663	$437,026
License fees	662,193	23,542	1,141,151	258,887
Hardware	43,256	54,097	1,072,914	133,714
Total revenues	992,090	307,142	2,880,728	829,627
Costs and other expenses
Cost of services	158,440	92,672	334,384	163,117
Cost of license fees	48,373	8,255	87,342	18,711
Cost of hardware	32,756	47,527	584,478	90,889
Total costs and other expenses	239,569	148,454	1,006,204	272,717
Gross profit	752,521	158,688	1,874,524	556,910

Operating Expenses
Selling, general and administrative	1,374,084	1,211,928	2,890,482	2,593,327
Research, development and engineering	490,952	318,573	932,603	655,462
Total Operating Expenses	1,865,036	1,530,501	3,823,085	3,248,789
Operating loss	(1,112,515)	(1,371,813)	(1,948,561)	(2,691,879)
Other income (expense)
Interest income	832	25,801	3,447	25,802
Government grant – Paycheck Protection Program	-	340,819	-	340,819
Loss on foreign currency transactions	(50,000)	-	(50,000)	-
Interest expense	-	(567,516)	(18,000)	(2,118,657)
Loss on extinguishment of debt	-	-	-	(499,076)
Total other income (expense), net	(49,168)	(200,896)	(64,553)	(2,251,112)
Net loss	(1,161,683)	(1,572,709)	(2,013,114)	(4,942,991)
Deemed dividends related to down-round features	-	-	-	(112,686)
Net loss available to common stockholders	$(1,161,683)	$(1,572,709)	$(2,013,114)	$(5,055,677)

Basic and diluted loss per common share	$(0.15)	$(0.60)	$(0.26)	$(2.24)

Weighted Average Common Shares Outstanding:
Basic and diluted	7,776,190	2,608,108	7,774,946	2,253,867

All BIO-key securities issued and outstanding for all periods reflect BIO-key’s 1-for-8 reverse stock split, which was effective November 20, 2020.